AMENDED AND RESTATED TERMINAL AGREEMENT BETWEEN MIAMI-DADE COUNTY
     AND SEABOARD MARINE LTD. FOR MARINE TERMINAL OPERATIONS


     THIS  AMENDED  AND RESTATED TERMINAL OPERATING AGREEMENT  is

hereby   made   and   entered   into  as  of the 30 day  of  May,

2008, by and between MIAMI-DADE COUNTY, FLORIDA, ("County"),  and

SEABOARD  MARINE LTD., a Liberian Corporation, authorized  to  do business  in  the State of Florida ("Seaboard"), by  and  through their  authorized representatives in accordance with  the  terms,

conditions and covenants contained herein below.  The County  and

Seaboard are jointly referred to as "the Parties."

                      W I T N E S S E T H :

     WHEREAS,  the County and Seaboard are parties to a "Terminal

Agreement between Miami-Dade County and Seaboard Marine Ltd.  for

Marine Terminal Operations" dated October 1, 1998; and

     WHEREAS,  Seaboard's vessels now carry  over  forty  percent

(40%)  of the total cargo and nearly sixty percent (60%)  of  the total exports that pass through the Port of Miami; and

     WHEREAS,  Seaboard has operated at the Port of  Miami  since

1987  and  for  more  than twenty years has  contributed  to  the economic health and growth of the County; and

     WHEREAS, the County and Seaboard now desire to enter into an

Amended  and Restated Terminal Operating Agreement, which extends the  term of the Agreement and makes various other changes to the

Agreement;

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the

parties hereto do and hereby mutually covenant, agree and bind themselves as follows:

     Section 1.  Rules of Construction.

For  all  purposes of this Agreement, unless otherwise  expressly provided:

     A)   A term has the meaning assigned to it;

     B)   An accounting term not otherwise defined has the meaning

ordinarily  given  to  it  by  accountants  in  accordance   with

generally accepted accounting principles;

     C)    Words in the singular include the plural, and words in

plural include the singular;

     D)    A  pronoun in one gender includes and applies to other

genders as well; and


       1 of 44


     E)   The terms "hereunder," "herein," "hereof," "hereto" and such similar  terms shall refer to the instant Terminal  Agreement  in its entirety and not to individual sections or articles.

     F)   The Parties hereto agree that this Agreement shall not be

more strictly construed against either the County or Seaboard.

     Section 2.  Definitions as used herein:

     "Actual TEU Throughput" means the number of TEUs each Fiscal

Year  that  Seaboard loads on and/or discharges from its  Vessels and/or  the Vessels of other carriers calling at the Port berths,

as  well as TEUs moved through the Terminal Area from third party terminal  services  (as  described in Section  5(L))  and  multi-

terminal ships (as described in Section 6(K)).

     "Agreement"   means   this  Amended  and  Restated  Terminal

Agreement  between Miami-Dade County and Seaboard, including  all attachments  and  exhibits,  and any  documents  incorporated  by reference herein.

     "Applicable  Laws"  means any and all  federal,  state,  and

County   laws,  rules,  ordinances,  resolutions,  administrative

orders,  implementing  orders, and tariffs,  including,  but  not limited to Port of Miami-Dade Terminal Tariff No. 010, that apply to the conduct of operations at the Port and the Parties' conduct thereunder, arising out of or related to this Agreement,  all  as such  may be amended from time to time, including but not limited to all federal, state and County security requirements.

     "Berths"  means bays 149 to 182 at the Dante B. Fascell Port of  Miami-Dade  (as hereinafter defined), or as may  be  modified under the terms of Section 4(A).

     "Cargo" means freight ladened or unladened from a vessel.

     "Container"  means a marine cargo container  or  a  trailer,

flatbed,  lowboy,  platform, or flatrack.   If  empty  flatracks,

flatbeds or platforms are bundled, each bundle shall count as one

(1) container.

     "County" means Miami-Dade County, a political subdivision of

the   State  of  Florida,  and  all  departments,  agencies   and

instrumentalities thereof, including but not limited to the Miami-

Dade County Seaport Department.

     "Discount  TEU  Rates" means the rates that  apply  to  that portion  of  the Actual TEU Throughput in each Fiscal  Year  that exceeds  the  Tier 1 TEU Throughput for that Fiscal Year  as  set forth  in  Exhibit "A", which shall be inclusive of Wharfage  and

Dockage,  as  well as gate fees, reefer fees, storage  fees,  and


       2 of 44

facility improvement fees.  Discount TEU Rates shall not  include

Security  Fees  as identified in Section 6(I) which  if  assessed shall be charged separately.

     "Dockage" means the charges the County assesses pursuant  to the  Tariff  against  a vessel for berthing  at  a  wharf,  pier,

bulkhead  structure,  or  bank, or for mooring  to  a  vessel  so berthed.

     "Effective  Date" means the effective date of the  Board  of

County Commissioners' resolution that approves this Agreement  as set forth in Section 3.

     "Expiration  Date"  means  the  date  this  Agreement  shall expire, subject to any Renewal Terms as set forth in Section 3.

     "Fiscal Year" means the County fiscal year, which runs  from

October 1 through September 30.

     "FMC"  means  the Federal Maritime Commission or  any  other federal  agency that might act as successor to or in the capacity of the Federal Maritime Commission.

     "Initial  Term"  means  the time during which this Agreement shall  be in effect between the Effective Date and the Expiration

Date  but before any Renewal Terms are exercised as set forth  in

Section 3.

     "Land  Rental  Rate" means the per square foot  rental  rate agreed upon by the parties and reflected in Section 5(A) hereof.

     "Lay  Berth"  means any Vessel using a berth for maintenance or lay up and not for loading or discharging cargo.

     "Minimum Guaranteed TEU Throughput" means the minimum number of  TEUs  per  Throughput Acre that Seaboard agrees  to  load  on and/or  discharge  from its Vessels and/or the Vessels  of  other carriers  calling at the Port of Miami during a  Fiscal  Year  as shown in Exhibit "A.".

     "Non-throughput Acres" means acres within the Terminal  Area that  will  be  excluded  from  the calculation  of  the  Minimum

Guaranteed TEU Throughput, identified as Parcels "B1" and "B2" in

Exhibit  "B",  but  will be subject to Land Rental  Rates.   Such

acreage  may  become Throughput Acres subject to its  improvement consistent with Section "7" and Exhibit "C."

     "Original  Agreement" means the "Terminal Agreement  between

Miami-Dade  County and Seaboard Marine Ltd. for  Marine  Terminal

Operations"  approved  by  the Board of County  Commissioners  in

November 1998.

       3 of 44


     "Preferential Berthing Rights" means a preferential right to use  specified berths as set forth in Section 4(A) over any other similarly  situated  vessel,  but  expressly  does  not  mean  an

exclusive  right.    "Port" means the Miami-Dade  County  Seaport

Department,  also known as the Dante B. Fascell  Port  of  Miami-

Dade, or its successors or assigns.

     "Port  Director" means the Director of the Miami-Dade County

Seaport  Department or designee, or anyone acting in the capacity of Port Director as designated by the Mayor or designee.

     "Rail  Line"   means the railroad tracks near  the  northern

boundary  of  the Terminal Area, the land beneath  such  railroad tracks,  and  such  land adjoining the railroad  tracks  that  is necessary for the effective and efficient movement of cargo.

     "Renewal  Term"  means the time during which this  Agreement shall  be  in effect in the event any renewal option is exercised as set forth in Section 3.

     "Seaboard"   means  Seaboard Marine Ltd., and shall  include

all affiliates and majority-owned subsidiaries.

     "Security Fees" means a fee that may be included as a future

Tariff  charge  to help pay for expenses associated  solely  with increases in the Port's operating security costs as identified in

Section 6(I).

     "Shortfall  Fees"   means   the  difference  between  Actual

Throughput  and the Minimum Guaranteed TEU Throughput  multiplied by  the  Tier  1 TEU Rate for any applicable Fiscal Year  as  set forth in Exhibit "A" and in Section 5(E).

     "Tariff"  means  the Port of Miami-Dade Terminal Tariff  No.

010, Rates, Rules, and Regulations for the Seaport Facilities  of

Miami-Dade County, Florida, as such may be amended from  time  to time.

     "Terminal   Area"  means  the  seventy-six  and   sixty-nine

hundreths  (76.69)  acres  of  land designated  in  Exhibit  "B",

attached  hereto and incorporated by reference herein, as  Parcel

"A",  Parcel "B1" and Parcel "B2", and including those  buildings

and   structures  that  are  currently  vacant,  those  currently occupied by Seaboard, and those currently occupied by other  non-

Seaboard tenants as well as 14.16 subleased acres of land  within

Parcel "A.".  The Terminal Area is subject to adjustment pursuant to Sections 4(F), 4(G), 4(H), 4(K) and 5(G).

       4 of 44


     "TEU"  means one twenty (20) foot equivalent unit Container,

whether full or empty.  Any Container thirty (30) feet or less in length  shall count as one TEU.  Any Container over  thirty  (30)

feet  in  length  but less than fifty (50) feet in  length  shall count  as two TEUs.  Any container fifty (50) feet in length  but less  than  sixty-five (65) feet in length shall count  as  three

TEUs.   All  Containers more than sixty-five (65) feet in  length

shall  be  divided by twenty (20) feet to determine a TEU  value.

For  TEU throughput calculation purposes only, each Vehicle shall count as two-thirds (2/3) of a TEU.

     "Throughput   Acres"  means acreage  that  is  suitable  for

vertically stacking of more than two loaded containers, as  shown in  Exhibit  "B"  and identified as Parcel "A", which  represents approximately 65 (including the 14.16 subleased acres)  acres  at the Effective Date of this Agreement and is subject to revision.

     "Tier  I TEU Rate" means the rate that applies to the number of  TEUs  for each Fiscal Year as set forth in Tier 1 of  Exhibit

"A", which shall be inclusive of Wharfage and Dockage, as well as gate  fees,  reefer fees, storage fees, and facility  improvement fees.  The  Tier  I TEU Rate shall not include Security  Fees  as identified  in Section 6(I), which if assessed shall  be  charged separately.

     "Trans-Shipment"  means  the  transfer  of  a  Container  or

Vehicle  from one vessel at the Port to any other vessel  at  the

Port.

     "Trans-Shipment Rate" means the rate that the County applies to  Trans-Shipment Containers discharged from vessels  docked  at

the  Port as set forth in Section 6(D).   This rate shall include

Wharfage and Dockage, as well as gate fees, reefer fees,  storage fees,  and  facility  improvement fees. The  Trans-shipment  Rate shall  not  include Security Fees as identified in Section  6(I),

which if assessed shall be charged separately.

     "Tunnel"  means  the  Port  of Miami  Tunnel,  inclusive  of improvement  to  the  Port's  road system  that  is  planned  for construction from Watson Island to Dodge Island and is subject to

a   tri-party   agreement   among  the  Florida   Department   of

Transportation, County and the City of Miami.

     "Vehicle"   means  a motorized wheeled conveyance  used  for

transporting persons or cargo on land.

     "Vehicle  Rate"  means  the rate that  applies  to  Vehicles loaded  to or discharged from Vessels at the Berths as  forth  in

Section  6(H), which shall be inclusive of Wharfage and  Dockage,

as  well  as  gate

       5 of 44

fees, reefer fees, storage fees, and  facility improvement  fees.

The Vehicle Rate shall not include  Security Fees  as  identified in Section 6(I), which if assessed shall  be charged separately.

     "Vessel" means any waterborne vessel or barge that uses  the

Terminal  Area  and  that  is either  (i)  owned  or  exclusively chartered, leased, managed, operated or controlled by Seaboard or trading under the name of Seaboard Marine and/or (ii) any  vessel and/or  barge  which  are part of VSAs, if legally  required,  as defined  below,  covering  vessels  trading  under  the  name  of

Seaboard Marine.

     "VSA"  means  an  FMC  or  other  similar  governing  entity approved vessel sharing arrangement with other shipping lines.

     "Wharfage" means the charges the County assesses pursuant to the  Tariff  against the cargo or vessel on all cargo passing  or conveyed over, onto, or under wharves or between vessels  (to  or from  barge, lighter, or water), when berthed at a wharf or  when moored  in a slip adjacent to the wharf.  Wharfage is solely  the charge for the use of the wharf and does not include charges  for any other service.

     Section 3.  Effective Date and Term

     The  Effective Date of this Agreement shall be the effective date  of  the Board of County Commissioners' resolution approving this Agreement.  The Expiration Date shall be September 30, 2028,

unless   Renewal  Terms  are  exercised,  and  subject   to   the

cancellation  and  other terms and conditions  contained  herein.

Subject  to  the conditions below, Seaboard shall have  the  sole option  to  renew  this  Agreement on the  terms  and  conditions contained  herein  for two (2) Renewal Terms of  five  (5)  years each.  Seaboard's  renewal  option for  the  first  Renewal  Term requires  it  to  meet  either  one  of  the  following  two  (2)

conditions:  (i) Seaboard's aggregate average TEU Throughput  per

Throughput  Acre  for  the final five (5)  Fiscal  Years  of  the

Initial   Term  exceeds  the  aggregate  average  per  acre   TEU

Throughput for all Port cargo terminal operators combined  during those  same  five  (5)  Fiscal Years, or  (ii)  Seaboard's  total payments  ("Total Payments") to the Port for any and all  charges and fees (including those in this Agreement and the Tariff) other than  County-owned crane fees (described in Section 6C), electric

outlet   charges  (described  in  Section  6F),  and/or  payments

associated  with rental, lease or development agreements  entered into  after the Effective Date exceed one hundred and ten million

($110,000,000) for the final five (5) Fiscal Years of the Initial

Term, which sum shall be adjusted on a pro rata basis for changes in  Throughput Acres acreage.  Seaboard shall have the  same  two

(2) conditions for its option to

       6 of 44

exercise the second Renewal Term  except  the  required amount of the Total Payments shall be one hundred  and twenty-eight million dollars ($128,000,000) for the five (5) Fiscal Years of the first

Renewal Term.   For purposes of  the  options,  Seaboard's  Total

Payments shall be  adjusted  for  force  majeure,  failure of the

County to fulfill its commitments, or  actions by the County that

reduce  Seaboard's   ability   to   reach  the   Total   Payments

requirement. Should Seaboard wish  to  enter into a Renewal  Term after having met either  of  the two (2) conditions listed above,

Seaboard shall notify the County of  its  intent  to exercise the first renewal option no less than  ninety (90)  days prior to the expiration of the Initial Term, and shall  notify  the  County of

its intent to exercise the second  renewal  option   no less than

ninety (90) days prior to  the  expiration  of  the first Renewal

Term.  Should Seaboard fail to meet both of the conditions listed above  for the first  Renewal  Term and the Parties  do not agree to enter into the first Renewal Term  or  a  successor  contract,

the County agrees  to  reimburse  Seaboard  for  the  unamortized portion of useful capital improvements  made  by  Seaboard within the Terminal Area during the final five (5) years of the  Initial

Term.  Any such reimbursement shall be equal  to the value of the asset's scheduled amortization  over  the  five (5)  year  period following the Initial  Term,  calculated  using  asset  lives  in accordance with generally accepted accounting principals

     Section 4.  County Commitment to Seaboard.

     A)   The County agrees to allow Seaboard Preferential Berthing

       Rights at the Berths at 149 through 182.  In  the  event the

       Port  no  longer  has  obligations  with the current user of

       Berth 183, the  Port  Director  shall  assign  Berth  183 to

       Seaboard for  its preferential use.   The Port shall provide

       Seaboard the use of one (1) operable  container gantry crane and  up  to  an  additional  one-thousand  (1,000)  feet  of

       Preferential Berthing Rights at a berth  located west of Bay

       135.  Seaboard's  usage  of  such  bays  west of Bay  135 is subject  to  Seaboard  utilizing  the  Port's  operable  and available gantry crane(s).

     B)   The  County agrees to allow Seaboard exclusive use of the

       Terminal  Area  in   conjunction   with  Seaboard's   marine

       transportation business, including the preferential berthing of  Vessels  for loading, discharging and efficient transfer of cargo  from Vessels to either other Vessels or land-based

       (principally truck or rail)  transport modes and for storage of cargo.  The  Port  will  allow other uses consistent with

       Seaboard's marine  transportation   business, including, but

       7 of 44

       not   limited  to, construction of any improvements thereon,

       subject to the prior  written approval of the Port Director,

       such approval not  to  be  unreasonably  withheld.  Seaboard shall comply  with other applicable requirements, including,

       but not limited to,  submission of a Facilities Modification

       Form (Exhibit "D") or  similar  document  as required by the

       Port for all improvements to real property at the Port.

     C)   The County agrees to allow  Seaboard the exclusive use of

       the  Terminal  Area  for  the  duration  of  this Agreement,

       pursuant to the terms and conditions contained herein.

     D)   The  County  agrees to provide Seaboard with the right of

       ingress  and  egress  leading to and from the Terminal Area,

       subject to  any  and  all  security  and  other requirements imposed by  Applicable  Laws. In  the  event the Port's main terminal gate complex is not able  to process vehicles owing to  a  backup  at  a  non-Seaboard  terminal,  the Port will promptly use reasonable  efforts to marshal traffic to allow for the prompt processing of Seaboard vehicles at the Port's main terminal gate complex.

     E)   The County represents and warrants that it has good title

       to the  Terminal Area free and clear of mortgages,  liens or encumbrances and the County covenants that it will not grant any mortgage liens or encumbrances on the Terminal Area.

     F)   The  County acknowledges that Seaboard desires to conduct

       its terminal  operations  from a contiguous tract of land on

       the Port.  In  this  regard,  the  County  agrees  that   if

       additional  land  contiguous  to  the  Terminal Area becomes available for permanent use, other  than acreage to the west of the Terminal Area, and such land is free from contractual or other obligations and not needed  for  general Port uses,

       the County shall extend to Seaboard a right to  negotiate to enter into an agreement for use of such  land on terms to be

       agreed  upon. Under  Seaboard's  right  to   negotiate,  the

       Parties agree to work in good faith regarding such  land and improvements thereto.  However, Seaboard shall have a  first right  of refusal to lands adjacent to the northern boundary of the Terminal  Area, which are designated as areas Parcels

       "C"  and  "D"  and  on  Exhibit "B" and the "1790 Building".

       Should  the  lands  designated  as  "C"  and  "D"  and "1790

       Building" become  available,  the  Port  shall offer them to

       Seaboard prior  to  offering them to any other third party.

       8 of 44


     G)   The  County  and  Seaboard  also  acknowledge   that  the

       Terminal  Area  will be adjusted by mutual written agreement during and  subsequent  to  the construction of improvements relating to the Tunnel.  Any such adjustment of the Terminal

       Area may be performed administratively by the Port Director,

       so long as any  such adjustments do not  cumulatively change

       Seaboard's  terminal  by  ten  (10)  or  more  acres.    Any

       adjustment resulting in  a  cumulative  change to Seaboard's acreage by more than ten (10)  acres  will  require Board of

       County Commissioners approval.  Notwithstanding  any   other

       provision of this Agreement, the County  reserves  the right to use available lands for any lawful purpose.

     H)   The  County  may offer Seaboard land for temporary rental

       if  land  becomes  available,  at  the  Land  Rental    Rate

       then-applicable  under  this  Agreement.  Temporary lands at the time of the  Effective Date include both land designated as Parcels "C" and  "D"  in  Exhibit  "B".  Unless otherwise agreed to by the parties,  Seaboard  shall not pay land rent on Parcel "D".

     I)    The  Parties  agree to make certain improvements to  the

       Terminal Area during the term of this Agreement as set forth in  Exhibit  "C"  and  Section  7.  Any  improvements to the

       Terminal Area  that  are  not  expressly  addressed  in this

       Agreement shall not  be  the  responsibility  of  either the

       County  or  Seaboard  and   shall   be   subject  of  future

       negotiations.

     J)   The  County  acknowledges  that  it  is  responsible  for

       bulkhead  repair  and  maintenance  and   that   failure  to

       adequately repair or  maintain  bulkheads,  inclusive of the scheduled construction of the  bulkhead  located between bay

       155 and bay  160  ("East Bulkhead"), could negatively impact

       Seaboard's use of  the Terminal Area.  The County commits to substantially complete  the  East  Bulkhead  by December 31,

       2010.  Should the County fail to  substantially complete the

       East  Bulkhead  by  June 30, 2011  then  the   County   will

       contribute an  additional  one  million dollars ($1,000,000)

       toward the improvements described in Section "7" and Exhibit

       "C".  For  every  six  month  interval delay thereafter, the

       County  will  contribute  an additional one million  dollars

       ($1,000,000)  up  to  a  maximum  of  five  million  dollars

       ($5,000,000) towards  its  improvement commitments described in Section "7" and Exhibit "C".  For  example,  if  the East

       Bulkhead is completed  after  December  31,  2012 but before

       June 30, 2013, the County will

       9 of 44


       contribute  an  additional four million dollars ($4,000,000)

       toward  the  improvements  as  described  in  Section  7 and

       Exhibit "C".

     K)   During  the time the County is making the improvements as

       set  forth  in  Section 7 and Exhibit "C", including but not

       limited  to   the   Tunnel,  the   County  shall   undertake

       commercially reasonable efforts to make up to ten (10) acres of land available to  Seaboard  that is not  otherwise under lease agreements with other  Port tenants.  If such  land is available, it will be subject to  the  Land  Rental Rate and

       Minimum  Guaranteed  TEU  Throughput  as  set  forth in this

       Agreement, but only on the amount of acreage made  available

       that exceeds the acreage rendered unavailable because     of

       improvements  and only during the time of such improvements.

       Should  Seaboard  sublease ten (10) or more acres (excluding the 14.16 subleased acres described in Section 4(P) from any

       other  terminal  operator,  the  Port  will  not   have   an

       obligation to  provide acreage.  If  no additional lands are available  to  Seaboard from the Port or through sublease of cargo lands at the  Port,  the Port  will temporarily reduce

       Seaboard's Minimum  Guaranteed  TEU  Throughput  and its TEU

       Throughput under Tier 1  of  Exhibit  "A"  by  the  affected acreage until improvements are completed.

     L)   Seaboard  may  not  provide  terminal  services for third

       parties  at  the  Port prior to January 1, 2014.  After this date, Seaboard  may  provide  terminal  services  for  third parties providing that:  (i) for each third party, the third party's vessels have not  called  at the Port more than five

       (5) times in  the  twelve (12)  months  prior  to  the  date

       Seaboard first begins to provide  terminal  services to such third party, (ii) third party business  will  not  represent more  than  twenty-five  percent (25%)  of  Seaboard's  then current  TEU  throughput,  and  (iii) the TEU rate for third

       party cargoes  will be charged at the higher of the     then

       applicable  Tier  I  TEU  rate  charged  to Seaboard in this

       Agreement or the average of the highest Base (or Tier I) TEU rates of the other cargo terminal operators at the Port. The

       TEUs  from  Seaboard's  third  party  terminal services will count towards Seaboard's Minimum Guaranteed TEU Throughput.

     M)   The  parties  agree that existing leases between Seaboard

       and  the County for buildings and structures in the Terminal

       Area,  which  are  within the Terminal Area as identified in

       Exhibit "B",  currently  are  terminated as of the Effective

       Date.  The County agrees that  Seaboard shall

       10 of 44

       no longer have rent  payment obligations for these buildings and  structures  once  terminated,  but  Seaboard  shall  be responsible  for  all  maintenance,  repairs  and demolition costs.

     N)   The County agrees that currently all unoccupied buildings

       in  the  Terminal Area, located within Parcels "B1" and "B2"

       in  Exhibit "B"., can be utilized by Seaboard for any lawful business  relating  to  its  terminal  operation  until such buildings are  demolished  by  the County.  The County shall have no obligations  related  to or liability for Seaboard's

       use  of  said   unoccupied  buildings,  and  Seaboard  shall

       indemnify the County pursuant to the indemnity provisions of this Agreement related  to  any  claim  arising  out  of  or

       related to Seaboard's use of these buildings.     The County

       shall have no obligation to maintain said buildings.

     O)    The  County  agrees  that  the leases on all  buildings,

       structures,  and  land in  the Terminal Area, located within

       Parcels  "B1"  and  "B2"  in  Exhibit "B" that are currently occupied and  leased  by tenants other than Seaboard ("Third

       Party Leases"),  shall  be  terminated as soon as reasonably

       possible.   Such  buildings,  including  those referenced in

       Section  4(N)  and  the   warehouse  located  at  1470  Port

       Boulevard, shall be demolished on  or  before  September 30,

       2010 by the County.  Should  the   demolition  of all of the

       referenced   buildings   occur   by   September  30,   2010,

       one-hundred percent (100%) of the aggregate demolition  cost shall  count  toward  the  County's Funding Cap described in

       Section  7(F).  For  every  month  the demolition is delayed

       beyond  September  30, 2010,  ten  percent  (10%)   of   the

       aggregate demolition  cost  shall  not be counted toward the

       County's Funding Cap.   In connection with such demolitions,

       the  County  shall  remove  all debris  and leave the ground properly graded.  The County  then  intends for this acreage to  become  Throughput  Acres  subject  to  its  improvement consistent with Section "7" and Exhibit "C". The County also hereby agrees that:

          1.   the County shall remain responsible for all of its

               current  obligations under the Third Party Leases,

               including but not limited to, any maintenance  and

               environmental obligations.

       11 of 44


          2.   the  County  shall  assume any and  all  liability

               associated with the Third Party Leases  until  the

               Third Party Lease is terminated by the County  and

               the tenant vacates the Third Party Area.

          3.   The County, as landlord, shall collect any and all

               rent  associated with the Third Party Leases until

               their termination.

          4.   The  County  shall ensure that none of  the  Third

               Party  Leases  are renewed or extended  and  shall

               terminate them as soon as possible pursuant to the

               terms of the leases.

          5.   The County shall ensure that each property subject

               to  a Third Party Lease is prepared for demolition

               upon its termination.

     P)   The County acknowledges that Seaboard currently subleases

       14.16 acres of land on the Port from Port of Miami  Terminal

       Operating Company (POMTOC).  Such acreage is included within the  Terminal  Area and shall be subject to the then current

       Land  Rental  Rate  and  counted  toward  the calculation of

       Seaboard's  Minimum  Guaranteed TEU Throughput regardless of whether these  lands  are  assigned  to Seaboard during this

       Agreement.  For purposes of calculating the Land Rental Rate owed the County on this 14.16 acres, Seaboard shall be fully credited by the County for the amount paid to POMTOC for its

       sublease  of  the  14.16 acres.  Should  the   County   gain

       possession  of  this  land  through  assignment  prior   to,

       concurrent  with,  or  after  the  Effective  Date  of  this

       Agreement, the County agrees to transfer these  14.16  acres to  Seaboard,  at  which  time Seaboard shall pay the County the then applicable Land Rental Rate.

     Q)   The  County  acknowledges  that  acreage dedicated to the

       Tunnel impacts Seaboard's operation more than any other Port user and  will force Seaboard to relocate its terminal truck gates and  entrance.  Due  to  the uncertainty of timing and costs of such  relocation  and  construction  of a new truck gate structure, the  Port  agrees  that Seaboard may use the

       Port's   existing  scales  at   no  charge  but  only  until

       Seaboard's  new  truck  gate  structure  is  completed   and

       operational which shall not be later than November  1, 2010,

       subject  to  the  transfer  of  the  subleased  14.16  acres described in Section 4(P).


       12 of 44


 Section 5.  Seaboard Commitment to the County.

     A)   Land Rent. Beginning on the Effective Date and continuing

       throughout  the Initial Term and any Renewal Terms, Seaboard agrees to pay one dollar ($1.00) per square foot annually on all  land  in the Terminal Area paid in monthly installments subject to an annual increase of not more than three percent

       (3%), starting  on  October 1, 2009.  If  for any reason the

       County does not  increase the  Land Rental Rate in any given

       Fiscal Year(s), the  County may thereafter add the amount of such allowed (but not  imposed)  annual  increase  in  later years but only in the then  current  term.  For  example, if the County elects not to impose a  Land Rental Rate increase in Fiscal Years two or three, in Fiscal Year four the County

       could impose a Land Rental Rate increase of    approximately

       9.3% (the 3% compounded for three years) to account  for the

       two prior Fiscal Years in which no annual Land Rental   Rate

       increase  was imposed  provided, however, that the foregoing annual increase shall not apply during the first year of any

       Renewal  Term  in which land rent has been changed resulting from an appraisal. During the Initial Term of the Agreement,

       the Land  Rental Rate may not vary by more than 38 cents per square foot in  any one year than would have been charged in that year had the  Southeast  Regional  CPI  escalator  been

       applied from October 1,  2009  in  place  of  a  3%   annual

       increase.  The calculation comparing  the  cumulative effect of  having  used  a  3%  escalator  as  opposed  to  the CPI escalator  shall  be  performed each year during the Initial

       Term  only.   For  example, if  on October 1, 2018, the Land

       Rental  Rate  would  be  $1.34  per square foot based on the annual 3%  escalator,  but  the  Land Rental Rate would have risen to $1.82 per square foot  using the Southeast Regional

       CPI escalator-a  difference  of  48 cents--then  because the latter number is more than 38 cents above the former number,

       pursuant to the terms of the  this  section, the Land Rental

       Rate to apply  at  the  commencement of Fiscal Year starting

       October 1, 2018 would be  $1.44 per gross square foot of the

       Terminal Area ($1.82 - .38 = $1.44).

     B)   Renewal Term. At the  beginning of each Renewal Term, the

       Land  Rental  Rate shall be adjusted to reflect any increase in value  pursuant  to  independent appraisals of comparable land at  Florida's  five (5)  busiest container ports.  Such adjustment shall apply to the relevant

       13 of 44

       Renewal Term in addition the annual  increase  not to exceed three percent (3%) applicable to the  Renewal Term(s) (other than  the  initial  year  of each Renewal Term).  Each Party shall, within ten (10) calendar days of the County's receipt

       of Seaboard's intent to renew this Agreement,     select  an

       independent Florida licensed land appraiser  to    undertake

       the "Appraisal" of the then fair-market value, using     the

       aforementioned  criteria,  of  the Terminal Area on a square footage  basis (collectively "Appraisals").  Upon completion of  the  Appraisals,  each  party shall transmit a certified original  appraisal  to the other party no later than thirty

       (30) days from the  date Seaboard's written notice of intent to renew was  received by the County.  If the Appraisals are within ten percent  (10%) of each other and do not reflect a decrease from the then  applicable  Land  Rental  Rate,  the

       Appraisals shall be averaged and    the resulting rate shall

       become  the  base  Land  Rental  Rate  for  year  one of the applicable  Renewal  Term,  and  which  shall  be subject in

       subsequent  years  to  annual  Land  Rental   Rate increases

       pursuant to Section 5 hereof.  If, however,  the  two square footage rates vary by more than ten percent (10%),  the  two appraisers shall jointly select a third independent  Florida licensed  land  appraiser  to calculate the then fair market rental  value  of  the Terminal Area.  The third appraiser's then fair  market  rental  value  (per square foot) shall be averaged with the  original  Appraisals to determine the new base Land Rental Rate,  but  only if the calculation results in an increase in the Land  Rental Rate.  In  no event shall the Land Rental Rate in the  initial  year of a Renewal Term be  less  than  the  Land Rental Rate of the previous Fiscal

       Year; however, the three percent (3%)  annual increase shall not apply in the initial year of each Renewal Term.

     C)   Infrastructure Fee.  Seaboard  shall  initially  pay  the

       County  a  one-time  Infrastructure  Fee   of   one  million

       one-hundred and  fifty  thousand and three-hundred and fifty dollars ($1,150,350), which is the equivalent of $15,000 per acre for seventy-six and sixty-nine hundredths (76.69) acres included within the Terminal Area  within sixty (60) days of the Effective Date,  which  Infrastructure Fee shall be used

       to  help   fund   the   Port's   financial   commitment  for

       improvements to the Terminal Area. The  Infrastructure   Fee

       shall apply to partial acres on a pro rata basis.


       14 of 44


     D)   Minimum Annual Throughput. During each Fiscal Year of the

       Initial  Term  and  any Renewal Term, Seaboard shall provide the  Minimum  Guaranteed  TEU  Throughput  as  set  forth in

       Exhibit "A",  subject to force majeure or the failure of the

       County to comply with this Agreement, hereunder. The Minimum

       Guaranteed TEU  Throughput  will  be  adjusted  pro  rata to reflect any partial year.  For  TEU  throughput  calculation purposes only, each Vehicle shall  count  as two-thirds of a

       TEU. Seaboard cargo on a  non-Seaboard  vessel  as part of a

       VSA shall count towards Seaboard's Minimum   Guaranteed  TEU

       Throughput   totals,   but   any   non-Seaboard   cargoes on

       a  non-Seaboard  vessel,  which  is  part of a Seaboard VSA,

       although  counting  towards  the  Minimum  Guaranteed    TEU

       Throughput,  shall  be   assessed   at  the  higher  of  the

       then-applicable Seaboard Tier I TEU  Rate  or the average of the highest  Base  or  Tier  I  TEU Rates of the other cargo

       terminal operators at the Port.  Trans-shipped   TEUs   will

       count   towards  TEU  throughput  calculations,  but only if

       future  rates for Trans-shipped TEUs are equal to or greater

       than  the   then-applicable   Tier   I  TEU Rate.   However,

       notwithstanding the manner of calculation of TEU throughput,

       Seaboard will be  responsible  for  paying  to the  Port the equivalent full TEU Rate  for all  TEUs falling under Tier I in Exhibit "A".

     E)    In  any  Fiscal Year in which Seaboard fails to meet the

       Minimum  Guaranteed  TEU  Throughput, Seaboard shall pay the

       County  Shortfall Fees within sixty (60) days of the receipt of an  invoice  from  the County after the end of the Fiscal

       Year.  Shortfall Fees shall be the difference between Actual

       TEU  Throughput  and  the  Minimum Guaranteed TEU Throughput

       multiplied  by the Tier I TEU rate for the applicable Fiscal

       Year.

     F)   Within  ninety  (90)  days  of the end of each third full

       Fiscal  Year  during  the Initial Term and any Renewal Term,

       the County  shall  evaluate Seaboard's Actual TEU Throughput for those three  (3) Fiscal Years.  If  Seaboard's aggregate

       Actual   TEU   Throughput   exceeds  its  aggregate  Minimum

       Guaranteed  TEU  Throughput  for those three (3) years, then

       Seaboard  will  be  eligible  to  receive  a full credit for

       Shortfall Fees paid. The credit will be evenly provided over

       the remainder of the Fiscal Year against invoiced   charges,

       and in subsequent Fiscal Years if the entire credit is   not

       used in the remainder of the Fiscal Year in which it is

       granted.

       15 of 44


     G)   At   the  end  of  each third full Fiscal Year during the

       Initial  Term  and any Renewal Term, the County reserves the right for the Port Director using, reasonable discretion, to reduce the size of the Terminal Area but only if it notifies

       Seaboard  within  sixty (60) days  of said  Fiscal Year end.

       The Port Director may reduce  the size of  the Terminal Area only if Seaboard's aggregate Actual  TEU  Throughput  for  a

       three (3) year period falls short of its   aggregate Minimum

       Guaranteed  TEU  Throughput  for  reasons  other  than force majeure or an action by the County that is reasonably judged by  the  Port  Director to have reduced by ten percent (10%)

       or  more  Seaboard's  ability to meet its Minimum Annual TEU

       Guarantee.  The  reduction  in the size of the Terminal Area

       shall  correspond   on  a percentage basis to the percentage

       that  Seaboard's aggregate Actual TEU Throughput falls short of its  aggregate Minimum Guaranteed TEU Throughput over the three (3)  year period, or as adjusted owing to an action by the County that is reasonably judged by the Port Director to have reduced by ten percent (10%) or more Seaboard's ability to meet its Minimum  Annual  TEU Guarantee.  The  particular part of the Terminal Area  that  the  Port  Director uses to reduce the size of the Terminal  Area shall be determined in the Port Director's sole discretion;  provided however, that

       Seaboard shall have the right to provide   the Port Director

       recommendations  that  minimize  the  impact  on  Seaboard's

       operations.   In the event the size of the Terminal  Area is

       reduced  in  accordance  with this Section 5(G), the Minimum

       Guaranteed  TEU Throughput and the TEU Throughput under Tier

       1  shall be adjusted downward and the land rent as set forth in  Section  5(A)  shall not be payable with respect to land that is  removed from or no longer available in the Terminal

       Area.

     H)    Seaboard  acknowledges  that a Rail Line runs along  the

       northern  boundary  of  the Terminal Area.  In the event the

       County,  in  the exercise of its reasonable discretion after prior consultation with Seaboard, desires that the Rail Line be used  within  the  Port  for  the movement of cargo, then

       Seaboard shall use commercially and operationally reasonable efforts to provide other terminal operators either access to cargoes carried on the  Rail Line if the rail terminus is in

       Seaboard's Terminal Area, or  Seaboard  will   handle   such

       cargoes on a reasonable cost basis as  agreed to by Seaboard and the Port Director.  The  County  reserves

       16 of 44

       the right to  modify  the  Terminal Area to exclude the Rail

       Line. In this event, the County agrees to  use commercially-

       reasonable efforts to work with  Seaboard  to  minimize  the adverse  impacts upon  Seaboard from the use and location of

       the Rail Line.   Seaboard  agrees that it will not construct

       permanent structures  on  the Rail  Line or its right of way

       during the term of the  Agreement  unless  the  County   and

       Seaboard mutually agree.

     I)   Except  as  otherwise  provided  herein,  the  use of the

       Terminal  Area  shall be subject to the Port Tariff.  In the event of a  conflict  between  this  Agreement  and the Port

       Tariff,  this Agreement shall prevail.

     J)   The  use  by  Seaboard  of  its  own mobile harbor cranes

       and/or  rubber tire gantries within the Terminal Area and/or bays  inclusive  and  west  of bay 149 to load and discharge

       Vessels or ships shall not be subject to any fees or charges imposed by the County.

     Section 6.  Scheduled Rates Applicable to Seaboard

      The County and Seaboard agree that the following rates  and charges  shall  apply  during the Initial Term  and  any  Renewal

Terms, except as otherwise provided:

     A)   Tier I TEU Rate:  The Tier I TEU Rate payable by Seaboard

       shall be as set forth in Exhibit "A".

     B)   Discount  TEU  Rates:  Discount  TEUs   Rate   payable by

       Seaboard shall be as set forth in Exhibit "A".

     C)   Crane Charges:  Rates and charges related to County-owned

       cranes  shall be the lesser of:

       (1) the prevailing rates and  charges  as  set  forth in the

       Tariff; or

       (2) Tariff  crane  rates  as of the Effective Date  of  this

       Agreement  escalated by no more than 4% each Fiscal  Year;

       or

       (3) any  crane  rate  or  charge  agreed to by  the  Parties pursuant to Section 6 (L).

     D)   Trans-shipments.  From   the   Effective   Date   through

       September  30, 2013,  the  County  will  charge Seaboard the following Trans-shipment Rates for Trans-shipment containers it discharges each Fiscal Year: ten dollars ($10.00) per TEU for TEUs 1 - 15,000;  fifteen  dollars  ($15.00) per TEU for

       TEUs 15,001 - 30,000; and  fourteen dollars ($14.00) per TEU for  all  Trans-shipped  TEUs  beyond  30,000.  Starting  on

       October 1, 2009, these rates are


       17 of 44


       subject to an annual increase of not more than three percent

       (3%)  per Fiscal Year. Seaboard  and the Port agree to enter

       into  negotiations  by  June 1, 2013  regarding   the Trans-

       shipment Rates  to  be  charged  after  September  30, 2013.

       Should Seaboard and the Port fail to agree on a  new  Trans-

       shipment Rate schedule, the  lesser  of the then Tariff rate for Trans-shipments or the then  Current  Tier  I Rate shall apply.

     E)   Lay Berth:  The rates that apply to any Lay Berth Dockage

       shall   be   the Tariff rates, except that when repairs  are

       undertaken  concurrent  with  the  loading  or   discharging

       operations  there shall be an allowance of up to twenty-four

       (24)  hours  after  the  completion  of  loading/discharging operations before Lay Berth  Tariff  rates are applicable. A forty-eight (48) hour, rather than  a  twenty-four (24) hour allowance, will be granted for up to ten  percent  (10%)  of

       Seaboard's Vessels in a Fiscal Year.

     F)   Outlets for Refrigerated Containers:  Seaboard shall have

       the  right  at  its  own  expense  to  place  all   existing

       electrical  outlets  for  powering  refrigerated  containers within the Terminal  Area  on  separate  electrical  meters,

       subject  to  inspection and  audit  by the County.  Seaboard shall  maintain  any  County constructed  electrical outlets

       used   for   powering  refrigerated  containers  within  the

       Terminal Area in good working condition and  repair  at  its own expense until such time as these outlets are  removed or

       demolished   consistent   with   the  improvements described

       in Section 7.  For all electrical outlets constructed by the

       County, Seaboard  shall  be  responsible  for electric usage costs as actually billed the County plus an additional $1.35 daily  availability  fee for each electrical outlet, whether or not  Seaboard  uses  each  electrical outlet.  The County

       shall provide  Seaboard  copies  of  any  electric   utility

       company billings owed the  County  under  this  Agreement as part of its delivery of the  County's  monthly  invoices  to

       Seaboard.  Seaboard shall  be    responsible for the cost of

       installation,   recurring   utility   payments for usage and

       maintenance of any infrastructure related     to  Seaboard's

       construction of new electrical outlets  for     refrigerated

       containers.  Any new outlets that are not invoiced   by  the

       electric utility to the County will not be subject  Seaboard

       to   any   County   fees.  The County shall issue Seaboard a

       credit  of  thirty-two  thousand  and  six   hundred dollars

       ($32,600)  by  October 31, 2008.  Seaboard acknowledges that this credit represents the final

       18 of 44

       County   granted   credit   under  the Original Agreement as

       reimbursement   for   Seaboard's   costs   for  constructing

       refrigerated container electrical outlets at the Port.

     G)     Non-Containerized   and   Non-Trailerized  Cargo:  Non-

       Containerized  and Non-Trailerized Cargo, excluding Vehicles and  cargo  loaded on flatbeds, platforms or flatracks shall be at the  prevailing  rates and charges as set forth in the

       Port Tariff.

     H)   Vehicle Rate:  The rate payable  by Seaboard for wharfage

       and  dockage on Vehicles shall be $4.50 per Vehicle, subject to an  annual  increase  of no more than three percent (3%),

       starting on  October 1, 2009.  In no case shall such Vehicle

       Rate be higher than the Tariff rate in effect at that time.

     I)   Security Fee:  The  Port  may  implement  a   reasonable

       Security  Fee  on Seaboard, but only if the Security Fee is equitably  implemented  on  all  other  Port cargo terminal operators whose terminals are fifteen (15) acres in size or greater. The Security  Fee shall not be applied to Seaboard if the Port's operating  budget,  as  calculated consistent with the Port's accounting policies and practices as of the

       Effective Date, for security  costs for any one Fiscal Year does not exceed twenty-two million  dollars  ($22,000,000),

       compounded five percent (5%) annually at  the start of each

       Fiscal Year commencing on October 1, 2008.

     J)   All  Tariff  rates shall govern Seaboard's activities at

       the  Port  other  than  those identified in this Agreement,

       subject to specifically mentioned exclusions for gate fees,

       reefer fees,  storage  fees, facility improvement fees, and

       Security Fees  identified  in Section 6(I).  Seaboard shall not be subject to  scale  fees  at the Port's main terminal gate complex unless it  requests  to use  such scales or as provided in Section 4(Q).

     K)   Dockage for Multi-Terminal Ships.    In  this Agreement,

       Dockage  is  included  in the Tier I or Discount TEU Rates,

       Trans-shipment  Rate, and Vehicle Rate.  To the extent TEUs and/or non-TEU cargo are loaded on and/or discharged from a ship to or from a Port cargo terminal other than Seaboard's

       Terminal Area, then  Dockage  shall  be due the County from such ship pro rata to the percentage of total TEUs and non-

       TEU cargo loaded on and/or discharged  from said ship to or from a cargo terminal other than  Seaboard's Terminal Area.

       By example, if sixty percent (60%) of  the TEUs and non-TEU cargo loaded and/or discharged on or from a


       19 of 44


       ship is  processed to or from  Seaboard's Terminal Area and the  other  forty  percent  (40%) is processed to or from a cargo  terminal  at the Port other than Seaboard's Terminal

       Area, then in  such  event  the ship would be charged forty percent (40%) of the Dockage due under the Tariff.

     L)   Future Crane Rate Agreements.  Should the Port execute a

       crane rate discount agreement with any other Port  user  of

       County-owned  cranes, the Port shall within forty-five (45)

       days offer Seaboard similar terms and conditions, which may include requirements for crane usage guarantees.

Section 7.   Improvements to Seaboard Terminal Area    It is  the

County's  and Seaboard's desire to improve the Terminal  Area  so that  it is suitable for using a rubber tire gantry (RTG)  system of  handling cargo containers and that appropriate and reasonable marine terminal construction standards be utilized in making such

improvements.   In   addition,   the   parties   recognize   that

construction  sequencing  must  be  cooperatively   planned   and

coordinated  in an effort to contain the costs of  improving  the terminal while minimizing the impact to Seaboard's operation.

        A)  Construction  Phasing.  While an  exact  construction

phasing  plan  does not yet exist, it is agreed by  Parties  that

Seaboard  will  provide input to the County for  its  review  and

approval.   Seaboard shall have the right to review  and  provide

comment  on any architectural and engineering proposals and  work performed  by  a  contractor on behalf of the County  within  the

Terminal  Area.    In  addition  to  Seaboard's  preferences  for

project phasing, Seaboard shall provide a "Basis of Design"  plan for the Terminal Area that will contain, but not be limited to, a fully  dimensioned Terminal Area layout and circulation.  It  may also  include  preferred  sequencing  of  demolition  activities,

lighting,  access, and RTG runway locations, as well as  critical

spot   paving  elevations,  slope  limitations,  horizontal   and

vertical  configuration  of wharves for Berths,  and  performance criteria for critical construction components.

     B)   Minimum Criteria.  Although it will be up to the County

to  determine  minimum criteria for paving and  drainage  in  the

Terminal  Area,  the  County does commit to  making  improvements

consistent  with  RTG operations.  Preliminarily,  Seaboard   has

expressed  a preference for design criteria that includes  runway rigid pavements designed to accommodate channelized multi-wheeled

RTG's  with  lifting  capacities of 50  tons  and  yard  flexible pavements  designed for a combination of RTG's, top-picks,  reach


       20 of 44


stackers  and  18  kip axle loads.  Seaboard  will  also  present

information   relating  to  the  appropriate  grading   for   RTG

operations and standards for discharge of surface drainage.

     C)   Phasing.   It is agreed by the Parties that  the  above

generally described improvements will be designed and constructed in five (5) phases as shown in Exhibit "C".  Seaboard agrees that it  will pay the County one million dollars ($1,000,000) for each of  the  five (5) phases upon final acceptance by the Parties  of the  work  for  that defined phase. If there  is  more  than  one project  for  each phase, then Seaboard's payment  will  be  made based  upon final acceptance by the Parties for the work for  the last project in that phase.

     D)    Failure  to Meet Phasing Completion Dates. Should  the

County fail to substantially complete the phased improvements  by the  respective  target dates shown in Exhibit  "C",  subject  to force  majeure,  Seaboard's  contribution  for  each  phase  will decrease by one-hundred thousand dollars ($100,000.00) for  every month  past  the  targeted completion date  for  that  respective

phase.   If  the  improvements are completed more than  ten  (10)

months  past  the  respective target date  for  any  phase,  then

Seaboard will not make any payment towards that respective phase.

Further, if the improvements are not completed for each phase  by the  respective  target date, the County agrees to  decrease  the then Land Rents and the Minimum TEU Guaranteed Throughput for the

impacted acreage according to Exhibit "C".

     E)    Improvement Phases.  For those improvements  that  are

the  responsibility of the County, Exhibit "C" defines the amount of  phased  acreage  to  be improved by the  County.  The  actual locations  and limitations of the acres to be developed  and  the construction  phases  will be defined later taking  into  account

Seaboard's   "Basis   of   Design"   document.    However,   such

modification does not change the minimal amount of acreage to  be improved  by  the  County,  but could  change  the  location  and configuration of such improvements.

     F)    County  Funding Cap.  The County agrees  to  fund  the

allowable  demolition costs set forth in Section 4(O) and  phased improvements  set forth in Exhibit "C" up to a cap of  twenty-one million  dollars ($21,000,000) (the "County Funding  Cap"),  plus whatever  funds  the  County  receives  from  Seaboard  from  its commitment to contribute funds to completed phases.  The County's twenty-one million dollars ($21,000,000) funding commitment could be increased by a maximum of five-million dollars ($5,000,000)


       21 of 44


if  the County fails to meet East Bulkhead construction deadlines as set forth in Section  4(J). Should  the  County  complete  the improvements  identified in Section "7" and Exhibit  "C"  for  an amount less than its maximum funding commitment, the County shall

not  be  obligated  to expend the remaining  funds.   The  County

agrees that the following costs will not count toward its Funding

Cap:   contract administration, permitting (excluding  contractor costs), environmental review, and time spent by County employees.

      Section 8.  Use of the Terminal Area

     Seaboard  shall not use the Terminal Area for  any  unlawful purpose, including, without limitation, any unauthorized use,  or any  use prohibited by Applicable Laws.  Seaboard agrees  not  to abandon  or cease service to the Terminal Area, unless  expressly permitted  to  do  so by another provision of this  Agreement  or authorized to do so by the County.

     Section 9.  Maintenance and Repair of Terminal Area

     A)   Subject  to  subsection  (B)  below,  except for damage

caused by the act or omission of the County and agents, employees and  contractors of the County, or which is the responsibility of

the County pursuant to  Section  4(N),  all  general   day-to-day

maintenance and repairs of the Terminal Area shall be Seaboard `s sole  responsibility.  Seaboard shall, at its own  expense,  keep the  Terminal Area and the improvements constructed  thereon  (if any) in a clean and orderly condition, and in good working order.

Prior to or at the termination of this Agreement, damage done  by the  installation  or  removal of personal property  of  Seaboard shall  be  repaired  so as to restore the Terminal  Area  to  its original state, except in cases where the Terminal Area may  have been  altered by Seaboard with the approval of the Port.  At  the termination  of  this  Agreement, Seaboard  agrees  to  quit  and surrender  up  the  Terminal Area in  the  same  good  order  and condition  as  it  was  at the commencement  of  this  Agreement;

provided  however,  that such return of the Terminal  Area  under this  Section  shall not relieve Seaboard of its obligations  for damages  to  the Terminal Area that may be specifically  provided elsewhere  in this Agreement.  In this regard, Seaboard  and  the

County  shall perform a joint inspection of the Terminal Area  at the  commencement  of this Agreement in order  to  determine  the condition of the Terminal Area.

     B)    Any damage to County property or facilities caused  by

Seaboard,  including but not limited to damage to paved  surfaces and  damage  caused  by tracked vehicles, shall  be  repaired  by

Seaboard  at  its sole cost and expense.  Seaboard shall  not  be responsible for repair caused by normal wear and tear.


       22 of 44


     C)  The County, its agents and/or representatives may at all times and with reasonable advance notice enter the Terminal  Area to view and inspect, the Terminal Area and facilities, or for any other  purpose;  provided, however, that any  such  entry  and/or inspection will be conducted at a time and in a manner that  will

minimize  its  impact  on  Seaboard's  operations.    Sworn   law

enforcement  officers may enter the Terminal Area  at  all  times without  notice, as may County personnel solely  for  reasons  of safety, security and construction management.

     D)   The Port shall be responsible for maintaining lighting,

bulkheads  and  drainage  and  any obligations  referenced  under

Section  4(O).   Seaboard  shall be responsible  for  maintaining

above-ground  improvements (except for lighting)  constructed  by

Seaboard  for  Seaboard's  use, and for  maintaining  all  paving inclusive of concrete pads for rubber tire gantry operations.

     E)   Removal of Trash:

     Seaboard  shall, at its sole cost and expense,  remove  from the Terminal Area all trash and refuse which might accumulate and arise  from  its  use  of  the Terminal  Area  and  the  business

operations  of  Seaboard under this Agreement.   Such  trash  and

refuse  shall be stored temporarily and disposed of in  a  manner that  complies  with all Applicable Laws and is approved  by  the

Port.

     F)   Failure to Maintain:

     If  it  is determined by the County that Seaboard has failed to  properly  clean, remove trash and refuse,  maintain,  repair,

replace  and  refurbish the Terminal Area  as  required  by  this

Section and not caused by the County or its affiliates, employees and  subcontractors, the County shall provide Seaboard a list  of deficiencies  in writing, reflecting the amount  of  time  to  be

reasonably  allowed for Seaboard to correct  same.   If  Seaboard

fails  to  correct such deficiencies within the time allowed  and has  not registered an objection as to its obligation to  do  so,

the  County,  following  thirty  (30)  days  further  notice   to

Seaboard, may enter upon the Terminal Area and perform all  work,

which,  in the judgment of the County, may be necessary  and  the

County  shall  charge Seaboard for the cost of  such  work,  plus

twenty-five  (25%)  for  administrative  costs.   Subsequent   to

receipt  of  the further notice of intent to perform  repairs  or cleanup from the County, Seaboard shall not undertake performance of  such  repairs  or  cleanup  without  specific  prior  written authorization from the County.

     G)   Environmental Protection:


       23 of 44


          1)   Seaboard's Obligations:  At all times  during  the

term of this Agreement, Seaboard shall comply with the following:

          a)   Disposal of Wastes:  Seaboard shall dispose of all

          industrial,  domestic,  hazardous,  and  solid   wastes

          generated by it in accordance with all Applicable Laws,

          it being Seaboard's  responsibility  to  determine  the

          approved method of  disposal  of  its  wastes  and take

          action accordingly.

          b)   Records:  Seaboard  shall maintain such records as

          are   reasonably   necessary   to   adequately   assess

          environmental   compliance   in   accordance  with  all

          Applicable Laws.

          c)   Monitoring Equipment:  Seaboard   agrees   at  its

          expense, to  the  extent required by Applicable Law, or

          by environmental or law    enforcement officials of the

          County   or   other governmental  environmental  entity

          having regulatory authority and then only to the extent

          required   by   applicable   regulations,   to  install

          monitoring equipment in a number and type sufficient to

          monitor  Seaboard's  activities   in  its   use of  the

          Terminal,  and  to  assign  appropriate   personnel  to

          monitor such equipment and provide  periodic reports to

          the County.

          2)   Seaboard's  Failure  to  Comply with Environmental

Laws: Seaboard acknowledges that material non-compliance with its obligations  under this section constitutes an event  of  default pursuant  to  Section  25  of this Agreement,  and  that  illegal discharges  and  material  violations may  result  in  penalties,

issuance  of  civil violation notices and penalty  orders,  which material non-compliance and material violations are also  subject to Section 25 of this Agreement.

          3)   Seaboard  shall  comply  with all  Applicable Laws

related to environmental protection and regulations applicable to the use, storage and handling of hazardous substances,  hazardous materials, industrial wastes and hazardous wastes in, on, or near the Terminal Area.  Seaboard shall indemnify and hold the County,

its   officers,   employees,  agents,  successors   and   assigns

(collectively "Indemnitees") harmless from, and assumes  any  and all  liability  for, any and all claims, liabilities,  causes  of action,  obligations,  damages,  penalties,  costs,  charges  and expenses  (including,  but not limited to  reasonable  attorney's fees,  environmental response and remediation costs and the costs and  expenses of appellate action, if any), imposed on,  incurred by,  or  asserted  against  Indemnitees,  by  any  other  parties


       24 of 44


(including, with limitation, a governmental entity), in the event

arising  out  of,  in  connection  with,  or  relating   to   any

environmental  condition of contamination caused  or  created  in whole  or  in part by Seaboard, or any violation of any  federal,

state,  or  local environmental law with respect to the  Terminal

Area created and caused solely by Seaboard.

          4)   County     Responsibility     for    Pre-Occupancy
               Environmental Events:

               a)   Responsibility and Indemnity:  To  the extent

                    allowed by law and subject to the limitations

                    contained in Section 768.28, Florida Statutes,

                    the County  shall be responsible for and does

                    hereby agree  to  indemnify, defend  and save

                    harmless Seaboard and its officers, employees,

                    agents, directors, and stockholders from  and

                    against any and all claims, actions, demands,

                    costs,   damages,   loss,  fines,  judgments,

                    liabilities   of   any   kind,  and expenses,

                    including    reasonable    attorney's   fees,

                    relating to or in any way arising out of:

                    i)   The use, storage, disposal, discharge or

                         release  of  any  Hazardous Material (as

                         defined  below) at, in, on, under above,

                         originating  from,  or generating at the

                         Terminal Area prior to the   date of the

                         Original    Agreement    or   Seaboard's

                         occupancy or use of   the Terminal Area,

                         whichever  came  first,  whether  or not

                         originating  outside  the Terminal Area,

                         so long as not caused by   any action or

                         inaction of Seaboard; or

                    ii)  Any  violation,  accrual or  alleged, of

                         any Environmental Law (as defined below)

                         on,  under,  or above the Terminal Area,

                         or   relating   to   or   arising   from

                         operations or activities at the Terminal

                         Area  prior  to the date of the Original

                         Agreement or Seaboard's occupancy or use

                         of  the  Terminal  Area, whichever  came

                         first,  so  long  as  not  caused by the

                         action or inaction of Seaboard.

                    For   these  purposes,  the  term  "Hazardous

                    Materials" shall include, but not be  limited

                    to,   any  substance  defined  as  "hazardous

                    substances,"


       25 of 44


                    "hazardous          air           pollutant,"

                    "pollutants,"   "contaminants,"    "hazardous

                    materials,"   "hazardous   wastes,"    "toxic

                    chemicals," petroleum or petroleum products,"

                    "toxics,"  "hazardous chemicals,"  "extremely

                    hazardous   substances,"   "pesticides"    or

                    related materials, including, but not limited

                    to,  radon  and asbestos, as defined  in  any

                    applicable  federal,  state,  or  local  law,

                    regulation or ordinance, including,  but  not

                    limited  to,  the Comprehensive Environmental

                    Response, Compensation and Liability  Act  of

                    1980,  as amended by the Superfund Amendments

                    and  Reauthorization Act of  1986  42  U.S.C.

                    9601  et  seq.,  the Emergency  Planning  and

                    Community  Right to Know Act, 42 U.S.C.  1101

                    et   seq.,  the  Resource  Conservation   and

                    Recovery  Act, 12 U.S.C. 6901  et  seq.,  the

                    Hazardous  Materials  Transportation  Act  of

                    1974,  49  U.S.C. 1801 et seq.,  the  Federal

                    Water  Pollution Control Act, 33 U.S.C.  1251

                    et seq., the Clean Air Act, 42 U.S.C. 4701 et

                    seq.,  the Federal Insecticide Fungicide  and

                    Rodenticide  Act, 7 U.S.C. 136 et  seq.,  the

                    Safe  Drinking Water Act, 42 U.S.C.  2601  et

                    seq.,  and  any laws regulating  the  use  of

                    biological  agents  or substances,  including

                    medical  or  infectious wastes  (collectively

                    "Environmental Laws").

               b)   Remediation:  The County agrees that it  will

                    take or cause  to be taken  appropriate steps

                    to cause the remediation of all     Hazardous

                    Materials  covered by the indemnity set forth

                    in this  section, above, as shall be required

                    in   order   for  the  Terminal Area to be in

                    compliance with Environmental Laws.

               c)   Seaboard's   Obligations during Pre-Occupancy

                    Remediation  Efforts  by  County:    Seaboard

                    agrees to cooperate with the County   in such

                    remediation  steps  by  assigning appropriate

                    personnel  of  Seaboard  to  coordinate   the

                    remediation steps with the party or   parties

                    actually


       26 of 44

                    performing the remediation access to  and use

                    of   the   portion    of   the  Terminal Area

                    involved in such remediation steps.

               d)   No    Liability    to   Seaboard:    Seaboard

                    acknowledges that  remediation steps taken to

                    correct any environmental   contamination may

                    extend  over  a number of years and may cause

                    inconvenience   and  business interruption to

                    Seaboard.  The County  shall not be liable to

                    Seaboard    in    any    manner    for   such

                    inconveniences  and  disruption,   but   will

                    exercise reasonable  efforts to minimize them

                    to the extent reasonably possible.

          5.   Environmental Indemnities:

               a)  The County agrees that Seaboard shall  have no

                   liability    for,   and    provided   Seaboard

                   demonstrates that an event was a pre-occupancy

                   event   for   which  Seaboard  is  not  liable

                   hereunder,  that  the  County,  to  the extent

                   allowed   by   law,   will  indemnify and hold

                   Seaboard harmless from, all costs and expenses

                   (including, without limitation, all attorney's

                   fees   and   costs)   associated   with    any

                   environmental   contamination  of the premises

                   arising out of a pre-occupancy event which was

                   not caused by Seaboard.    Notwithstanding and

                   prevailing    over    the    foregoing,   such

                   environmental   indemnity shall not extend to,

                   and Seaboard shall   be solely responsible for

                   all such costs and expenses which arise out of

                   environmental   contamination   for  which the

                   County may be  held  liable caused in whole or

                   in   part   by   Seaboard,  Seaboard's agents,

                   employees,     contractors,     or   invitees,

                   including,   but   not   limited   to,     any

                   environmental   contamination    committed  by

                   Seaboard,  its agents, employees, contractors,

                   or  invitees   during  any  prior  or  current

                   tenancy  or  occupancy of the Terminal Area or

                   any portion thereof.

               b)  The  parties'    responsibilities, obligations

                   and   liabilities   pursuant  to  this Section

                   Environmental Indemnities shall survive    the

                   expiration   or   early   termination  of this

                   Agreement.


       27 of 44


          6)   No waiver:  Nothing in this Agreement or otherwise

     shall be deemed to be a waiver of the County's or Seaboard's

     right  to  take  action  against  responsible  parties   for

     remediation of or payment  for environmental deficiencies on

     the   Terminal,  nor  be  deemed  to be an assumption by the

     County of the responsibility for such remediation or payment,

     except as may be imposed on the County as a matter of law.

     H)   Use  of  Public Port Facilities: The County  grants  to

     Seaboard,  in  common with all others desiring  to  use  the

     Port, the nonexclusive privilege to use the roads of ingress and  egress,  service  roads and such other  facilities  and improvements  as  may  be  now  in  existence  or  hereafter constructed for the use of persons lawfully using the  Port.

     Such  grant of use shall only be to the extent necessary  to carry  out  the rights granted Seaboard under this Agreement and  Applicable Laws and only so long as such use  does  not conflict  with  the County's operation of the  Port  in  the

     County's  reasonable discretion.  Nothing  contained  herein shall  be construed to grant Seaboard the right to  use  any real  or  personal property that is leased to a third  party except  any  acreage  subleased to Seaboard,  including  the

     14.16 acres subleased from POMTOC.

     I)    Right To Search:  Subject to Applicable Laws, Seaboard

agrees  that  its  vehicles,  cargo,  goods  and  other  personal property  are subject to being searched when attempting to  enter or leave the Terminal Area.  Seaboard further agrees that, to the extent consistent with Applicable Laws, the Port has the right to prohibit  any  individual,  agent or employee  of  Seaboard  from entering the Port, based upon facts which would lead a person  of reasonable  prudence  to believe that such  individual  might  be inclined  to engage in theft, cargo tampering, sabotage or  other unlawful activities.  Seaboard acknowledges and understands  that these provisions are for the protection of all users of the  Port and  are  intended  to  reduce  the incidence  of  thefts,  cargo tampering, sabotage and other unlawful activities at the Port.



     Section 10.  Port Bond Obligations.

     Notwithstanding and prevailing over any other  provision  of this  Agreement,  the County reserves the right to  increase  the rates  contained  in this Agreement at a percentage  increase  no greater  than  that  applied  to other  cargo  operators  upon  a reasonable  determination by the County's  independent  Financial

Advisor  that  Port  revenues  in  the  aggregate  will  not   be

sufficient  to  meet  the rate covenant and/or


       28 of 44


additional bonds tests on all  outstanding Port bonds obligations or any bond coverage requirements. The County shall give Seaboard ninety (90) days written  notice  of  its intent  to increase the rates pursuant to this provision of the Agreement, and shall make reasonable efforts, within the limitations of the applicable bond documents, to provide Seaboard more than ninety (90) days notice.

Seaboard  shall  have the right to terminate  this  Agreement  by written  notice to the County within sixty (60) days of the  date of  such  notice.  If Seaboard does not terminate this  Agreement within  the  sixty  (60)  day period, the increased  rates  shall become  effective immediately and Seaboard shall  have  no  other recourse with respect to such increase.

     Section 11.  Right to Regulate

     Nothing   in this Agreement shall be construed to  waive  or

limit  the  governmental authority of the County, as a  political subdivision of the State of Florida, to regulate Seaboard or  its operations.

     Section 12.  Zoning Changes and Approvals

     Notwithstanding  any  rights  under  this   Agreement   this

Agreement   shall  not  bind  the  Miami-Dade  Board  of   County

Commissioners, the Zoning Appeals Board, the Building Department,

the  Planning  and  Zoning Department,  any  successor  board  or department,  or  any  other department or board  of  the  County,

including  Community Councils, to agree to or  grant  any  zoning changes, permits or any other approvals.

     Section 13.  Licenses, Permits and Approvals

     Seaboard   shall  obtain  all  land  use,  construction  and

operating  permits and approvals required by all Applicable  Laws for Seaboard's activities in the Terminal Area at Seaboard's sole cost  and expense.  Seaboard shall not require the Port  to  take any  action  or  perform any tasks within the  Terminal  Area  to enable Seaboard to obtain such permits and approvals.

     Section 14. Audits

     Seaboard  agrees  that  the County or  its  duly  authorized

representatives  or  governmental  agencies  shall,   until   the

expiration  of  three  (3) years after  the  expiration  of  this

Agreement and any extension thereof, have access to and the right to  examine  and  reproduce any of Seaboard's  books,  documents,

papers and records, and those of its subcontractors and suppliers

acting   on   Seaboard's  behalf,  which  relate  to   Seaboard's

performance of its obligations under this Agreement..

     Section 15.  Suitability of Terminal Area.


       29 of 44


     Seaboard   acknowledges  that  the  County   has   made   no

representations, except as provided in this Agreement, as to  the

Terminal  Area,  the  condition  of  the  Terminal  Area  or  the suitability of the Terminal Area for Seaboard's purposes.

     Section 16.  Terminal Agreement

     It is agreed that this Agreement is not a lease, and that no interest  or estate in real property or the improvements  located in or on the Terminal Area is created by this Agreement.

     Section 17.  Commitment on Indemnity and Insurance

     A)   Seaboard shall  procure  and  maintain  throughout  the

Initial Term and any Renewal Terms, at its sole cost and expense,

the following insurance policies on which  the  County  shall  be named  as  an  additional  insured, with not less than the limits specified for each policy below:

          1)   Workmen's  Compensation  Insurance  to  cover  all

               persons  employed  by  Seaboard  in  and about the

               Terminal Area (including  longshoremen  and harbor

               workers coverage) as required by Florida   Statute

               440 or any successor thereto.  Whenever applicable,

               protection  shall  also  be provided  for liability

               under the Jones  Act,  46 U.S.C.  Section 688,  and

               under General Maritime Law.

          2)   General Liability  Insurance - With  respect to the

               use and  activities  of  Seaboard,  its  employees,

               agents, customers and  guests  in  and  around  the

               Terminal Area, General Liability  Insurance  in the

               minimum amount of one million dollars  ($1,000,000)

               combined single limits for the death of or personal

               injury  to  one  or  more  persons and for property

               damage for each  occurrence  in connection with the

               use thereof or the activities of Seaboard thereon.

          3)   Automobile Liability Insurance covering  all owned,

               non-owned  and  hired  vehicles used in  connection

               with Seaboard's operations  in  an  amount not less

               than   five-hundred   thousand   dollars ($500,000)

               combined  single  limit  per  occurrence for bodily

               injury and property damage.

          4)   Terminal Operator's  Liability  Insurance shall  be

               for the  amount  of  at  least four million dollars

               ($4,000,000) per occurrence.


       30 of 44


          5)   All  insurance  policies  required  by this section

               shall be  issued  by  companies  authorized  to  do

               business under the laws of  the  State  of  Florida

               with the following qualifications:

     The company must be rated no less than "B" as to management,

and no less than "Class V" as to financial strength by the latest edition  of  Best's  Insurance  Guide,  published  by  A.M.  Best

Company, Oldwick, New Jersey, or its equivalent, subject  to  the approval  of  the County Risk Management Division,  or  companies holding a valid Florida Certificate or Authority as shown in  the latest "List of All Insurance Companies Authorized or Approved to

do   Business  in  Florida,"  issued  by  the  State  of  Florida

Department  of Insurance and are members of the Florida  Guaranty

Fund.

     Such  insurance  policies shall contain a provision  to  the effect  that  the insurance company shall not reduce coverage  or cancel such policy without first giving written notice thereof to the  additional insured at least thirty (30) days in  advance  of

such  cancellation or material modification.   Seaboard  and  the

County   shall   promptly  provide  to  the  other,  certificates

evidencing   that  insurance  has  been  obtained   meeting   the

requirements of this section.

B)   Seaboard  shall indemnify and hold harmless the  County  and its officers,  employees, agents and instrumentalities  from

     any  and  all  liability,   losses  or  damages,   including

     attorney's fees and  costs  of  defense, which the County or its  officers,  employees,  agents  or instrumentalities may

     incur as a result of  claims,  demands,  suits,  causes   of

     actions or proceedings of any kind or nature arising out of,

     relating to, or resulting from the   performance   of   this

     Agreement and caused by the negligence of  Seaboard  or  its

     employees, agents, partners,  principals,     contractors or

     subcontractors.  Seaboard shall pay all  such     claims and

     losses in connection therewith and shall investigate     and

     defend   all  such  claims, suits or actions of any kind  or

     nature   in   the   name  of  the  County, where applicable,

     including    appellate proceedings, and shall pay all costs,

     judgments, and  attorney's   fees   which may issue thereon.

     Seaboard expressly understands and agrees that any insurance protection required by  this Agreement or otherwise provided

     by Seaboard shall in no way   limit   the  responsibility to

     indemnify, keep and save harmless and    defend  the  County

     or its officers, employees,  agents  and   instrumentalities

     as herein provided.  The foregoing indemnity


       31 of 44


     shall not  apply  to the extent caused by the negligent acts

     or  omissions   of  the  County  or  its  employees, agents,

     partners, principals or subcontractors.

C)   In   those  situations  where  this  Agreement  imposes   an

     indemnity  obligation  on  Seaboard,  the County may, at its expense,  elect  to participate in the defense if the County should  so  choose.  Furthermore,  the County may at its own

     expense  defend  or,  after   consulting    with   Seaboard,

     reasonably   settle   any  such claims  if Seaboard fails to

     diligently defend such claims, and thereafter seek indemnity for costs from Seaboard.

     Section 18.  Choice of Law and Exclusive Venue

      The  parties agree that this Agreement was entered into  in the  State  of  Florida and that the laws  of  Florida,  and  any

applicable   federal   law,  shall  govern  its   interpretation,

application  and  enforcement.  Venue for  any  suit  or  dispute arising  under this Agreement shall lie exclusively in Miami-Dade

County, Florida.

     Section  19.   Entirety  of Agreement;  No  Oral  Change  or

Termination

      This  Agreement is the entire agreement between the Parties with  respect  to the subject matter hereof, and  supersedes  any prior  agreements  or  understandings between  the  parties  with respect to the subject matter hereof.  No change, modification or discharge  hereof  in whole or in part shall be effective  unless such  change, modification or discharge is in writing and  signed by the party against whom enforcement of the change, modification or  discharge  is  sought and, in the case of  the  County,  such

change  is  approved by the Board of County Commissioners.   This

Agreement cannot be changed or terminated orally.

     Section 20.  Compliance with Applicable Laws

     Seaboard,   its employees, agents, affiliates,  contractors,

and  guests  shall comply with all Applicable Laws in its  action related  to  this Agreement and while conducting any activity  in

the  Terminal  Area  or  on any other County  property.   If  any

renewal  option  is  exercised, Seaboard shall  comply  with  all

Applicable Laws in effect at the time of such renewal.

     Section  2-11.1(d) of Miami-Dade County Code as  amended  by

Ordinance 00-1, requires any County employee or any member of the employee's  immediate  family  who has  a  controlling  financial interest,  direct  or  indirect, with Miami-Dade  County  or  any person  or agency acting for Miami-Dade


       32 of 44


County from competing or applying for any  such  contract  as  it

pertains   to   this solicitation,  must first request a conflict

of interest opinion from the County's Ethic Commission  prior  to

their or their  immediate   family  member's  entering  into  any

contract or transacting any business through a firm, corporation,

partnership  or  business  entity  in  which the  employee or any member  of  the employee's  immediate  family  has  a controlling

financial interest, direct   or  indirect, with Miami-Dade County

or  any  person  or agency  acting for Miami-Dade County and that any such  contract, agreement  or  business engagement entered in violation  of  this  subsection,  as  amended, shall render  this

Agreement  voidable.  For  additional information, please contact the Ethics Commission hotline at (305) 579-2593.

    Seaboard    agrees   to   comply,   subject   to   applicable

professional  standards,  with the  provisions  of  any  and  all applicable  Federal,  State  and  the  County  orders,  statutes,

ordinances,  rules  and  regulations which  may  pertain  to  the

services  required  under  this  Agreement,  including  but   not

limited to:

a) Equal Employment Opportunity (EEO), in compliance with Executive Order 11246 as amended and applicable to this Contract.

b)   Miami-Dade   County   Florida,   Department   of    Business
     Development Participation Provisions, as applicable to this Agreement.

c) Environmental Protection Agency (EPA), as applicable to this Agreement.

d) Miami-Dade County Code, Chapter 11A, Article 3. Seaboard shall provide equal opportunity for employment because of race, religion, color, age, sex, national origin, sexual preference, disability or marital status. The aforesaid provision shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Seaboard agrees to post in conspicuous place available for employees and applicants for employment, such notices as may be required by the Dade County Fair Housing and Employment Commission, or other authority having jurisdiction over the work setting forth the provisions of the nondiscrimination law.

e)   "Conflicts of Interest" Section 2-11 of the County Code, and
     Ordinance 01-199.

f)   Miami-Dade County Code Section 10-38 "Debarment".

g)   Miami-Dade  County Ordinance 99-5, codified  at  11A-60  et.
     seq. of Miami-Dade Code pertaining to complying with the County's Domestic Leave Ordinance.

h)   Miami-Dade   County   Ordinance  99-152,   prohibiting   the
     presentation,  maintenance,  or  prosecution  of  false   or
     fraudulent claims against Miami-Dade County.

Notwithstanding  any other provision of this Agreement,  Seaboard shall  not  be required pursuant to this Agreement  to  take  any action  or  abstain  from taking any action  if  such  action  or abstention  would, in the good faith determination  of  Seaboard,

constitute a violation of any law or regulation to which Seaboard is


       33 of 44

subject,  including   but  not  limited to laws  and  regulations

requiring  that Seaboard conduct its operations  in  a  safe  and sound manner.



     Section 21.  Taxes and Other Charges

     Seaboard   shall  pay  all taxes, fees,  charges,  including

interest  and  late charges assessed pursuant to  all  Applicable

Law,  with  respect  to Seaboard's operations  as  part  of  this

Agreement.

     Section 22.  Nuisance

     Seaboard  shall not commit any nuisance in the Terminal Area or  on  any  other  County property or do or permit  to  be  done anything  that  may  result in the creation or  commission  of  a nuisance in the Terminal Area or any other County property.

     Section 23.  No Exclusive Remedies

     No   remedy  or  election given by  any  provision  in  this

Agreement   shall  be  deemed  exclusive  unless   expressly   so

indicated.   Wherever  possible, the remedies  granted  hereunder

upon  a  default  of the other party shall be cumulative  and  in addition to all other remedies at law or equity arising from such event of default, except where otherwise expressly provided.

     Section 24.  Failure to Exercise Rights Not A Waiver

     The   failure by either party to promptly exercise any right

arising  hereunder shall not constitute a waiver  of  such  right unless otherwise expressly provided herein.

     Section 25.  Events of Default

     A)   Seaboard shall be in default under  this  Agreement  if

any  of  the  following  events  occur  and  continue beyond  the applicable grace period:

          (i)  Seaboard fails to timely comply with  any  payment

               obligation arising  hereunder  which  is not cured

               within thirty (30) days from Seaboard's receipt of

               written notice from the County of failure  to meet

               such payment obligation.

          (ii) Seaboard  fails  to  perform or breaches any term,

               covenant, or condition of this  Agreement which is

               not cured within sixty (60)  days after receipt of

               written notice  from  the  County  specifying  the

               nature  of such breach; provided, however, that if

               such breach  cannot  reasonably  be  cured  within

               sixty (60) days, and such breach

       34 of 44

               does  not materially interfere with the operations

               of the  Port,  Seaboard shall not be in default if

               it commences to cure such breach within said sixty

               (60) day  period  and  diligently  prosecutes such

               cure to completion.

          (iii)If   Seaboard   (excluding   subsidiaries   and/or

               affiliates not involved in the performance of this

               Agreement) shall  be  adjudicated  bankrupt, or if

               Seaboard (excluding subsidiaries and/or affiliates

               not involved in the performance of this Agreement)

               shall make a general assignment for the benefit of

               creditors,  or  if any proceedings  based upon the

               insolvency  of  Seaboard  (as defined in this sub-

               Section) are commenced and not    dismissed within

               sixty   (60)   days   of   filing or a receiver is

               appointed  for  all the property of Seaboard which

               is not dismissed within sixty  (60)  days  of such

               appointment.

     B)   The  County shall be in default under this Agreement if

the County fails to perform or breaches any  term,  covenant,  or condition of this Agreement and such failure is not cured  within sixty  (60)  days after receipt of written notice  from  Seaboard specifying the nature of such breach; provided, however, that  if such breach cannot reasonably be cured within sixty (60) days and such breach does not materially interfere with the operations  of

Seaboard  at the Port, the County shall not be in default  if  it commences  to cure such breach within said sixty (60) day  period and diligently prosecutes such cure to completion.

     C)   Upon  the  occurrence of a default under this Agreement

not cured within the applicable grace period, the  non-defaulting party  may  pursue all remedies available at law  or  in  equity,

including  but  not  limited  to  specific  performance  of  this

Agreement, termination of this Agreement, and, as to the  County,

the  right  to re-enter the Terminal Area and expel  Seaboard  in which  case Seaboard shall remain liable for all charges  due  at the  time  of such termination under the terms of this  Agreement and any repairs and alterations necessary to prepare the Terminal

Area for further Port use.

     Section 26. Obligations Surviving Termination Hereof

     Notwithstanding   and prevailing over any contrary  term  or

provision  contained  herein,  in  the  event  any  party  hereto exercises  any  lawful termination rights herein,  the  following obligations shall survive such termination and continue  in  full force  and  effect  until  the expiration  of  a  one  year  term following  the


       35 of 44

earlier   of   the   termination   date   or   the     expiration

of   this   Agreement:  (i)  any  and  all  outstanding   payment

obligations  hereunder  of  any party  hereto  arising  prior  to termination; (ii) any and all indemnity obligations hereunder  of any  party  hereto; (iii) the exclusive venue and choice  of  law provisions contained herein, and (iv) any other term or provision herein  which  expressly indicates either that  it  survives  the termination  or expiration hereof or is or may be  applicable  or effective  beyond  the expiration or permitted early  termination hereof.

     Section 27. Lack of Agency Relationship

     Nothing  contained herein shall be construed as establishing an  agency  relationship  between the  County  and  Seaboard  and

neither   Seaboard   nor  its  employees,  agents,   contractors,

subsidiaries,  divisions, affiliates or guests  shall  be  deemed agents,  instrumentalities,  employees,  or  contractors  of  the

County   for   any  purpose  hereunder,  and  the   County,   its

contractors,   agents,  and  employees  shall   not   be   deemed

contractors, agents, or employees of the Seaboard.

     Section 28.  Force Majeure - Inability to Perform

     County   and  Seaboard shall not be liable for any  failure,

delay  or interruption in performing their individual obligations hereunder  due  to  causes or conditions  beyond  the  reasonable control  of  the  County, Seaboard, and their agents,  employees,

contractors,   subcontractors,  and  guests  including,   without

limitation acts of God, an act of state or war, public emergency,

strikes, boycotts, picketing, work stoppages or labor troubles of any  other  type, providing that the party claiming the existence of  a  force majeure event delivers written notice to  the  other party  of  such event within fifteen (15) calendar  days  of  the commencement of such event.  Seaboard shall be entitled to a pro-

rata  reduction  of the Minimum Guaranteed TEU Throughput  and  a temporary  waiver  of  any  land rent resulting  from  any  Force

Majeure.

     Section 29.  Severability

     If    any  term  or  provision  of  this  Agreement  or  the

application thereof to any person or circumstance shall,  to  any extent,  be  invalid  or  unenforceable, the  remainder  of  this

Agreement or the application of such term of provision to persons or  circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and shall continue in full force and effect.

     Section 30.  Sole Benefit of Parties


       36 of 44



     The   County  and Seaboard intend that the mutual  covenants

contained  in this Agreement shall be for their sole benefit  and that no other person, corporation or other entity is intended  to be a beneficiary of this Agreement.

     Section 31.  Representations.

     Each  party represents and warrants that it is empowered  to enter  into  this Agreement and to perform any  and  all  of  the duties and obligations imposed upon it or assumed by it under the terms and provisions of this Agreement.

     Section 32.  Early Termination.

     Seaboard   shall have the option to terminate this Agreement

for  any reason or no reason, subject to the conditions set forth herein.  Seaboard shall give the County written notice  of  early termination  six (6) months in advance of its desired termination

date.   At the desired termination date, Seaboard shall  pay  the

County upon exercise of the Early Termination option, as follows:

(i) if the desired termination date is on or before September 30,

2013:  twenty million dollars ($20,000,000); (ii) if the  desired termination  date is after September 30, 2013 but  on  or  before

September  30,  2028: fifteen million dollars ($15,000,000);  and

(iii) if the desired termination date is during any Renewal  Term after September 30, 2028:  nine million dollars ($9,000,000).

     Section 33.  Assignment

     Seaboard  shall not transfer or assign its rights under this

Agreement without the prior written consent of the County,  which consent  shall  not to be unreasonably withheld.  Any  assignment

without  prior  written consent shall be void.   An  "Assignment"

shall  include any transfer of this Agreement, including but  not limited  to  a  transfer  of  this  Agreement  by  sale,  merger,

consolidation   or   liquidation,  or  by   operation   of   law.

Notwithstanding  anything in this Section  33  to  the  contrary,

Seaboard may assign this Agreement to any wholly-owned subsidiary or  wholly-owned  affiliate upon notice  to,  and  without  prior consent  of,  the County. Should Seaboard elect  to  assign  this

Agreement  to an entity that is neither a wholly-owned subsidiary or  affiliate, Seaboard must pay the County two-hundred and fifty thousand  dollars  ($250,000) for  each  year  remaining  on  the

Agreement and both Renewal Terms.

     Section 34.  Amendments


       37 of 44


     This Agreement may be amended from time to time provided the

County  and  Seaboard mutually agree to such  amendment  and  the amendment  is  stated in writing, executed by  both  parties  and

attached to the original executed copies of this Agreement.   Any

amendment  to  this Agreement shall be approved by the  Board  of

County Commissioners.

     Section 35.  Encumbrances

     The County represents and warrants that it has good title to the  Terminal  Area free and clear of mortgages, valid  liens  or encumbrances and the County covenants that it will not grant  any

mortgage  liens or encumbrances on the Terminal Area.   Likewise,

Seaboard  will  not  grant any mortgage,  collateral  assignment,

hypothecation or any other liens or encumbrances on the  Terminal

Area and shall ensure that none of its employees, agents, vendors or  other  affiliates take any actions that result  in  any  such liens,  hypothecations,  mortgages,  collateral  assignments,  or encumbrances being placed on any land owned by the County without first obtaining the County's written consent, and that any action contrary  to  this general prohibition shall be void  ab  initio.

However,  should  any such liens, mortgages,  hypothecations,  or encumbrances  be placed on any County land due  to  the  acts  or omissions of Seaboard or any of its employees, agents, vendors or other affiliates, Seaboard shall promptly take all steps required to  remove,  defend  against and otherwise  satisfy  such  liens,

mortgages and encumbrances at its cost and expense.

Section 36.  Surrender at End of Term

             Seaboard  agrees that, at the expiration  or  lawful

termination  of this Agreement, whichever comes first,  it  shall peaceably yield the Terminal Area to the Port.



     Section 37  Notices

     All  notices, demands and requests which may or are required to  be  given  hereunder  shall, except  as  otherwise  expressly provided, be in writing, delivered by personal service, or  shall be sent by, telecopy, United States Registered or Certified Mail,

return receipt requested, postage prepaid, to the parties at  the following addresses:

          To the County:  Seaport Director
                          Miami-Dade Seaport Department, Suite 200
                          1015 North America Way
                          Miami,  Florida 33132


       38 of 44



          With a copy to: Miami-Dade County Attorney
                          111 N.W. 1st Street, Suite 2810
                          Miami, Florida 33128-1930

          To Seaboard:    President
                          Seaboard Marine Ltd.
                          8001 N.W. 79th Avenue
                          Miami, Florida 33166-2100

          With copies to: ATTENTION - Legal Department
                          Seaboard Marine Ltd.
                          8001 N.W. 79th Avenue
                          Miami, Florida 33166-2100

                          General Counsel
                          Seaboard Marine Ltd.
                          9000 West 67th Street
                          Merriam, Kansas 66201



    Section 38.  Inspector General Reviews.

    Independent Private Sector Inspector General Reviews

    Pursuant  to  Miami-Dade  County Administrative  Order  3-20,

the   County  has  the  right  to  retain  the  services  of   an

Independent   Private   Sector  Inspector  General   (hereinafter

"IPSIG"),  whenever  the County deems it appropriate  to  do  so.

Upon   written  notice  from  the  County,  Seaboard  shall  make available  to  the  IPSIG retained by the County,  all  requested records  and  documentation  pertaining  to  this  Agreement  for inspection  and  reproduction.  The County shall  be  responsible

for   the   payment  of  these  IPSIG  services,  and  under   no

circumstance  shall  Seaboard's prices and  any  changes  thereto approved  by the County, be inclusive of any charges relating  to

these  IPSIG  services.   The terms of this  provision  apply  to

Seaboard,  its  officers, agents, employees,  subcontractors  and assignees.  Nothing contained in this provision shall impair  any

independent  right  of  the  County  to  conduct  an   audit   or

investigate   the  operations,  activities  and  performance   of

Seaboard  in connection with this Agreement.  The terms  of  this

Section  shall not impose any liability on the County by Seaboard or any third party.



MIAMI-DADE COUNTY OFFICE OF THE INSPECTOR GENERAL REVIEW

     According to Section 2-1076 of the Code of Miami-Dade County, Miami-Dade County has established the Office of the Inspector General (IG) which may, on a random basis, perform audits, inspections, and reviews of all County/Trust contracts. This random audit is separate and


       39 of 44

     distinct from any other audit by the County. To pay for the functions of the Office of the Inspector General, any and all payments to be made to the Contractor under this contract will be assessed one quarter (1/4) of one (1) percent of the total amount of the payment, to be deducted from each progress payment as the same becomes due unless, as stated in the Special Conditions, this Contract is federally or state funded where federal or state law or regulations preclude such a charge. The Contractor shall in stating its agreed process be mindful of this assessment, which will not be separately identified, calculated or adjusted in the proposal or bid form. The audit cost shall also be included in all change orders and all contract
     renewals   and  extensions.

     The Miami-Dade Office of Inspector General is authorized to investigate County affairs and empowered to review past, present and proposed County and Public Health Trust programs, accounts, records, contracts and transactions. In addition, the Inspector General has the power to subpoena witnesses, administer oaths, require the production of witnesses and monitor existing projects and programs. Monitoring of an existing project or program may include a report concerning whether the project is on time, within budget and in conformance with plans, specifications and applicable law. The Inspector General shall have the power to audit, investigate, monitor, oversee, inspect and review operations, activities, performance and procurement process including but not limited to project design, bid specifications, (bid/proposal) submittals, activities of the (Contractor/ Vendor/ Consultant), its officers, agents and employees, lobbyists, County and Public Health Trust staff and elected officials to ensure compliance with contract specifications and to detect fraud and corruption.

     Upon ten (10) days written notice to the Contractor shall make all requested records and documents available to the Inspector General for inspection and copying. The Inspector General shall have the right to inspect and copy all
     documents         and         records         in         the
     (Contractor/Vendor/Consultant's) possession, custody or control which in the Inspector General's sole judgment, pertain to performance of the contract, including, but not limited to original estimate files, change order estimate files, worksheets, proposals and agreements from and with successful subcontractors and suppliers, all project-related correspondence, memoranda, instructions, financial documents, construction documents, (bid/proposal) and contract documents, back-change documents, all documents and records which involve cash, trade or volume discounts, insurance proceeds, rebates, or dividends received, payroll and personnel records and supporting documentation for the aforesaid documents and records.

     The Contractor shall make available at its office at all reasonable times the records, materials, and other evidence regarding the acquisition (bid preparation) and performance of this contract, for examination, audit, or reproduction, until three (3) years after final payment under this contract or for any longer period required by statute or by other clauses of this contract. In addition:

        1. If this contract is completely or partially terminated, the Contractor shall make available records relating to the work terminated until three
          (3)   years   after  any  resulting  final  termination
          settlement; and

        2. The Contractor shall make available records relating to appeals or to litigation or the settlement of claims arising under or relating to this contract until such appeals, litigation, or claims are finally resolved.

     The provisions in this section shall apply to the (Contractor/Vendor/Consultant), its officers, agents, employees, subcontractors and suppliers. The
     (Contractor/Vendor/Consultant) shall incorporate the provisions in this section in all subcontracts and all other agreements executed by the (Contractor/Vendor/Consultant) in connection with the performance of this contract.

     Nothing in this section shall impair any independent right to the County to conduct audits or investigative activities. The provisions of this section are neither intended nor shall they be construed to impose any liability on the County by the (Contractor/Vendor/Consultant) or third parties.

       40 of 44


     Exception: The above application of one quarter (1/4) of one percent fee assessment shall not apply to the following contracts: (a) IPSIG contracts; (b) contracts for legal services; (c) contracts for financial advisory services; (d) auditing contracts; (e) facility rentals and lease agreements; (f) concessions and other rental agreements; (g) insurance contracts; (h) revenue-generating contracts; (i) contracts where an IPSIG is assigned at the time the contract is approved by the Trust; (j) professional service agreements under $1,000; (k) management agreements; (l) small purchase orders as defined in Miami-Dade County Administrative Order 3-2; (m) federal, state and local government-funded grants; and (n) interlocal agreements. Notwithstanding the foregoing, the Trust may authorize the inclusion of the fee assessment of one-quarter (1/4) of one percent in any exempted contract at the time of award.

     Nothing contained above shall in any way limit the powers of the  Inspector  General  to  perform  audits  on  all  Trust contracts  including, but not limited  to,  those  contracts specifically exempted above.



     Section 39.  Mutual Obligations


     Nothing  in  this  Agreement  shall  be  construed  for  the benefit, intended or otherwise, of any third

party  that is not a parent or subsidiary of a party or otherwise related (by virtue of ownership control or statutory control)  to a party.



     Section 40.  Disputed Invoice Settlement

      The Parties agree that there are approximately nine-hundred and  seventy thousand dollars ($970,000) in disputed  and  unpaid

Seaboard invoices dated before January 1, 2008 (collectively "the

Invoices").    Seaboard  agrees  to  pay  the  Port  five-hundred

thousand  dollars  ($500,000) within fifteen  (15)  days  of  the

Effective  Date  to settle any and all financial claims  made  on such  Invoices.  The Port agrees that upon receipt of  the  five-

hundred  thousand  dollars  ($500,000),  it  will  consider   the

Invoices  to be fully paid and releases Seaboard from  any  other payment obligations.  Further, the Port agrees that it will waive and  release Seaboard from any late payment penalties through the

Effective Date of this Agreement.


     Section 41.  Business application and forms


     Seaboard  shall  be a registered vendor with the  Miami-Dade

County, Department of Procurement Management, for the duration of this Agreement.  It is the responsibility of Seaboard to file the appropriate


       41 of 44


Vendor  Application  and  to update the Application file for any changes  for  the  duration  of  this  Agreement,  including any

Renewal Terms.

     Section 42.  Nondiscrimination

     During  the  performance of this Agreement, Seaboard  agrees to:  not  discriminate  against any  employee  or  applicant  for employment  because  of  race, religion,  color,  sex,  handicap,

marital   status,  age  or  national  origin,   and   will   take

affirmative  action  to  ensure  that  they  are  afforded  equal

employment  opportunities  without discrimination.   Such  action

shall   be   taken  with  reference  to,  but  not  limited   to:

recruitment,  employment, termination,  rates  of  pay  or  other forms  of compensation, and selection for training or retraining,

including apprenticeship and on the job training.

     By  entering  into this Agreement with the County,  Seaboard attests  that  it  is  not in violation  of  the  Americans  with

Disabilities Act of 1990 (and related Acts) or Miami-Dade  County

Resolution No. R-385-95.  This agreement shall be voidable by the

County  if  Seaboard submits a false affidavit pursuant  to  this

Resolution or Seaboard violates the Act or the Resolution  during the Initial Term and any Renewal Term of this Agreement, even  if

Seaboard  was  not  in  violation at the time  it  submitted  the affidavit.

     Section 43.  Conflict of Interest

     Seaboard represents that:

a)   No  officer, director, employee, agent, or other  consultant of the  County  or  a  member  of  the  immediate  family or

     household of  the  aforesaid  has  directly  or   indirectly

     received  or  been  promised any form of benefit, payment or compensation, whether  tangible or intangible, in connection with the grant of this Agreement.

b)   There are no undisclosed persons or entities interested with

     Seaboard in this  Agreement.  This Agreement is entered into by  Seaboard without any connection with any other entity or person  making  a proposal for the same purpose, and without collusion,  fraud  or  conflict  of interest.  No elected or appointed officer  or official, director, employee, agent or other consultant of the County,  or  of the State of Florida

     (including elected  and appointed members of the legislative and executive branches of  government),  or  a member of the immediate family or household of any of the aforesaid:


       42 of 44


     i)   is interested on behalf of or through Seaboard directly

          or indirectly in any manner whatsoever in the execution

          or the  performance  of  this  Agreement,  or   in  the

          services, supplies or  work,  to  which  this Agreement

          relates or in any portion of the revenues; or

     ii)  is  an  employee,  agent,  advisor,  or  consultant  to

          Seaboard.



c)   Neither   Seaboard  nor  any  officer,  director,  employee,

     agency,  parent,  subsidiary,  or  affiliate   of   Seaboard

     shall have an interest  which is in conflict with Seaboard's faithful performance of its obligation under this Agreement;

     provided  that  the  County,  in  its  sole  discretion, may consent in writing to such a relationship, provided Seaboard provides the County with a written notice, in advance, which identifies  all  the  individuals  and entities involved and sets forth in detail the  nature of the relationship and why

     it is in the County's best  interest  to  consent  to   such

      relationship.

d)   The  provisions of this Section are supplemental to, not  in lieu  of,  all applicable laws with respect to  conflict  of

     interest.   In the event there is a difference  between  the

     standards applicable under this Agreement and those provided by statute, the stricter standard shall apply.

e)   In  the  event Seaboard has no prior knowledge of a conflict of  interest  as  set  forth  above and acquires information which may  indicate  that there may be an actual or apparent violation of any of the above, Seaboard shall promptly bring such information to  the  attention  of the County's Project

     Manager.  Seaboard shall  thereafter  cooperate   with   the

     County's review and investigation  of such  information, and

     comply with the instructions  Seaboard  receives  from   the

     Project Manager in regard to remedying the situation.


       43 of 44







     IN WITNESS WHEREOF, the County and Seaboard have caused this

Agreement to be duly executed.

SEABOARD MARINE LTD.               MIAMI-DADE COUNTY,FLORIDA,
                                   a political subdivision of the
By:    /s/ Bruce A. Brecheisen     State of Florida

Name:  Bruce A. Brecheisen

Title: Exec VP                          By:   /s/ Ysela Llort

                                              Mayor or Designee

Date:  May 5, 2008
                                        Date: June 2, 2008





ATTEST:                                 ATTEST:


Name:  Charles J. Arochoa                     CLERK OF THE BOARD

By:    /s/ Charles J. Arochoa           By:   /s/ Elizabeth Adorno

                                              Deputy Clerk
Title: Vice Pres. OPS

Date:  May 5, 2008                      Date: June 2, 2008





                                              /s/ Jess M. McCarty
                                              Approved as to form and legal
                                              sufficiency

       44 of 44


                     EXHIBITS TO AMENDED
          AND RESTATED TERMINAL OPERATING AGREEMENT

Following is a list of the Exhibits to the Amended and Restated Terminal Operating Agreement, which are omitted from the Amended and Restated Terminal Operating Agreement which is filed with the Securities and Exchange Commission ("SEC"). Seaboard Corporation ("Seaboard") undertakes to provide to the SEC the Exhibits, as requested, subject to Seaboard's right to request confidential treatment under the Freedom of Information Act.

Exhibit A  --  TEU Minimum Throughput Guarantees and Rates
Exhibit B  --  Sketch of Seaboard Parcels
Exhibit C  --  Phased Improvements
Exhibit D  --  Installation or Modification of
               Facilities Port Authorization Application